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Exhibit 5.1

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006-1470
(212) 225-2000
Facsimile (212) 225-3999

              September 29, 2003

J. Crew Intermediate LLC
770 Broadway
New York, New York 10003

            Re: Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed on July 21, 2003 and amendments thereto with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 16% Senior Discount Contingent Principal Notes due 2008 (the "Exchange Notes") of J. Crew Intermediate LLC (the "Issuer") to be offered in exchange for all of the Issuer's outstanding 16% Senior Discount Contingent Principal Notes due 2008 (the "Initial Notes"). The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of May 6, 2003, between the Issuer and U.S. Bank National Association, as trustee.

        We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of J. Crew Intermediate LLC and its subsidiaries (together, the "Company") and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Issuer in exchange for an equal principal amount of Initial Notes pursuant to the terms of the Registration Rights Agreement in the form filed as an exhibit to the Registration Statement, the Exchange Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
CLEARY, GOTTLIEB, STEEN & HAMILTON
By:	/s/ PAUL J. SHIM Paul J. Shim, a Partner

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  Exhibit 5.1